CERTIFICATE OF AMENDMENT

                    OF RESTATED CERTIFICATE OF INCORPORATION

                         OF COYOTE NETWORK SYSTEMS, INC.

     Coyote Network Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Coyote Network Systems, Inc. resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that the proposed amendment be considered at the next annual meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing the article thereof numbered Article I so that, as amended, said Article shall be and read as follows:

     "The name of the corporation (hereinafter referred to as the "Corporation") is QUENTRA NETWORKS, INC."

     SECOND: That at a meeting of the Board of Directors of Coyote Network Systems, Inc. resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that the proposed amendment be considered at the next annual meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing the first paragraph of Article IV of the Restated Certificate of Incorporation so that, as amended, said paragraph shall be and read as follows:

     "The total number of shares of all classes which the corporation shall have authority to issue is 80,000,000, of which 10,000,000 shares shall be shares of Preferred Stock, $.01 par value per share, and 70,000,000 shares shall be shares of Common Stock, $1.00 par value per share."

     THIRD: That thereafter, at the next annual meeting of stockholders of said corporation, duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendments.

     FOURTH: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FIFTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, said Coyote Network Systems, Inc. has caused this certificate to be signed by Timothy G. Atkinson, an Authorized Officer, this 27th day of July, 2000.

                                              /s/ Timothy G. Atkinson
                                              ------------------------------
                                              Timothy G. Atkinson, Secretary